CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
JTH HOLDING, INC.
_____________________________
(Under Section 242 of the
Delaware General Corporation Law)

It is hereby certified that:

1.	The name of the corporation (hereinafter called the “Corporation”) is JTH Holding, Inc.

2.
A majority of the stockholders of the Corporation have duly adopted, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, amending and restating Article I of the Amended and Restated Certificate of Incorporation to read as follows:

ARTICLE I

NAME

The name of the corporation is Liberty Tax, Inc. (the “Corporation”).

3.	This Certificate of Amendment shall be effective at 12:01 a.m. on July 15, 2014.

IN WITNESS WHEREOF, JTH Holding, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 26th day of June, 2014.

JTH Holding, Inc.

By /s/James J. Wheaton
Name:    James J. Wheaton
Title:    Vice President